Exhibit 11.2

JIAYIN GROUP INC.

(THE “COMPANY”)

Statement of PolicIES

Governing Material, Non-Public Information and

The Prevention of InsideR Trading

Adopted by the Board of Directors of the Company on March 20, 2025

This Statement of Policies Governing Material, Non-Public Information and the Prevention of Insider Trading (this “Statement”) of the Company consists of three sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; and Section III explains insider trading.

I.

SUMMARY

The Company’s American depositary shares (the “ADSs”) representing the Class A ordinary shares are currently trading on the Nasdaq Stock Market (“Nasdaq”). Pursuant to United States securities laws, it is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of “material”, “non-public” information (defined below). It is also illegal to communicate (i.e., to “tip”) material, non-public information to others so that they may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.” Preventing insider trading is necessary to comply with the United States federal securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.

The Company considers strict compliance with the policies (the “Policy”) set forth in this Statement to be a matter of utmost importance. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and the Company. Knowing or willful violations of this Statement or its spirit will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties and civil liabilities. Penalties for insider trading violations include civil fines of up to three times the profit realized by the violator, criminal fines of up to $5 million and civil liability to those damaged by the trading, as well as the attorney’s fees of persons injured.

While the regulatory authorities concentrate their efforts on the individuals who trade or who tip inside information to others who trade, the U.S. federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by the violator. “Controlling persons”

includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy

This Statement applies to all officers, directors, employees and advisors (e.g., accountants, attorneys, investment bankers and consultants) of the Company and its subsidiaries or any consolidated entities or any other person or entity (a) over which an individual mentioned above exercises influence or control of its investment decisions, or (b) which effects a transaction in the Company’s securities, which securities are in fact beneficially owned by any of the individuals mentioned above (“Insider(s)”). Every Insider must review this Statement, and execute and return the Certificate of Compliance attached as Exhibit A hereto to the Compliance Officer, or confirm receipt of and future adherence to this Statement by other reasonable means, within seven (7) days or such longer period as permitted by the Company after you receive this Statement.

The failure of any Insider to comply with this Policy may subject him or her to sanctions by the Company, including dismissal for cause, whether or not the failure to comply results in a violation of law. The matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading.

Questions regarding the Statement should be directed to the Compliance Officer.

II.

POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, while the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the Company thereof and the exercise of options that does not involve the sale of securities, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below.

A. No Trading with Material Insider Information–No Insider shall purchase or sell any securities of the Company while in possession of material, non-public information relating to the Company, its ADSs or other securities (the “Material Insider Information”) or during certain periods.

If you possess Material Insider Information, you must wait for the later of (i) forty eight (48) hours after public disclosure of the Material Insider Information by the Company, or (ii) one full Trading Day on Nasdaq following such public disclosure before trading the Company’s ADSs or other securities. The term “Trading Day” is defined as a day on which Nasdaq is open for trading. Nasdaq’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no Insider shall purchase or sell any securities of the Company, regardless of whether such Insider possesses any Material Insider Information, (1) during any period commencing at the close of trading on the last day of the last month of each fiscal quarter and ending at the close of trading on the second Trading Day following the date upon which the Company’s earnings statement for that fiscal quarter is released to the public; or (2) without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period.” The Compliance Officer may declare limited trading periods at the times that he deems appropriate, and need not provide any reason for making a declaration. If the Compliance Officer declares a limited trading period, a member of the Legal Department will notify the persons affected by the blackout as to when the blackout period begins and when it ends. The existence of a limited trading period may not be announced other than to those who are aware of the event giving rise to the blackout period. As long as the event remains material and non-public, no person aware of the event or notified of the event-specific blackout period may trade in the Company’s securities. Any person made aware of the existence of a limited trading period should not disclose the existence of the blackout period to any other person. The failure of the Compliance Officer to designate a person as being subject to a limited blackout period will not relieve that person of the obligation not to trade while aware of Material Insider Information.

Furthermore, beginning from the close of trading on December 31 of each fiscal year, no Insider shall purchase or sell any security of the Company until the close of trading on the second Trading Day following the date of the Company’s release of its financial results for the fiscal year ended on December 31 of the prior year.

In order to assist Company directors, officers and other employees in complying with this Policy, the Company will deliver an e-mail (or other communication) notifying all directors, officers and employees subject to the quarterly blackout period when the quarterly blackout period will begin and when it ends. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve any persons from their obligation to only trade in the Company’s securities in full compliance with this Policy.

A person who is subject to a blackout period and who has an unexpected and urgent need to sell the Company’s stock in order to generate cash may, in appropriate circumstances, be permitted to sell the Company’s stock even during the blackout period. Hardship exceptions may be granted only by the Compliance Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Compliance Officer concludes that the person requesting the exception is not in possession of Material, Insider Information. Hardship exceptions are granted infrequently and only in exceptional circumstances.

This Policy continues to apply to transactions in Company securities even after employment or service with the Company has ended. If a director, officer or other employee is in possession of Material Insider Information when employment or service terminates, the securities laws still prohibit trading in the Company’s securities until that information has become public or is no longer material.

Certain Exceptions. The foregoing restrictions on trading in the Company’s securities do not apply to:

•
Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).

•
The exercise of stock options for cash under our stock plans (including any net-settled stock option exercise); however, the sale of any such stock acquired upon such exercise, including as part of a cashless exercise of an option, is subject to this Policy.

•
The exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of restricted stock, shares underlying restricted stock units or shares subject to an option to satisfy tax withholding requirements.

•
Trades by Insiders that occur in connection with a registered primary or secondary underwritten offering of the Company.

•
The execution of transactions pursuant to a trading plan that complies with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a

“Trading Plan”), and which has been approved by the Company. Please see Section II.B below.

Please see Section III below for an explanation of the Material Insider Information.

Additionally, no Insider may purchase or sell securities of another company at any time when the Insider has material non-public information about that company, including, without limitation, any of the suppliers, customers or partners of the Company, its subsidiaries or consolidated entities, when that information was obtained, in whole or in part, as a result of the Insider’s employment or relationship to the Company.

B.
10b5-1 Trading Plans. Any director, officer or employee of the Company who wishes to implement, modify or terminate a Trading Plan must first pre-clear any such action with the Compliance Officer. A Trading Plan can only be established when you do not possess material, non-public information. Therefore, a director, officer or employee of the Company may enter into or modify a Trading Plan only when he or she is not in a blackout period or otherwise not in possession of material, non-public information. A Trading Plan is a pre-established plan that directs one’s broker to buy or sell securities according to pre-established parameters. In addition, the Trading Plan must not permit the holder of the account to exercise any subsequent influence over how, when, or whether the purchases or sales are made. The Company reserves the right to withhold approval of any Trading Plan that the Company determines is not consistent with the rules regarding such plans. Notwithstanding any approval of a Trading Plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.

Transactions effected pursuant to a pre-approved Trading Plan will not require further approval at the time of the transaction if the plan complies with Rule 10b5-1 by specifying the dates, prices and amounts of the contemplated trades, or by establishing a formula for determining such dates, prices and amounts. However, the Trading Plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated Trading Plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a Trading Plan. This could result in negative publicity for you and the Company if the SEC or Nasdaq were to investigate your trades.

Any Trading Plan adopted by a director, officer or employee must comply with the requirements set forth in the Requirements for Trading Plans attached as Exhibit B hereto.

Approval of a Trading Plan by the Compliance Officer does not constitute legal advice to the requesting party. The rules regarding Trading Plans are complex and you must fully comply with them. You should consult with your legal advisor before proceeding.

C. Blackout Periods. The Company’s announcement of its quarterly and annual financial results has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading while aware of Material Insider Information, all directors, officers and employees of the Company, and all employees of subsidiaries and consolidated entities of the Company with a title of director or above, as well the household and family members (as described in Section G, below), and trusts, corporations and other entities controlled by any of such persons, are prohibited from trading in the Company’s securities outside of four Trading Windows per year, each commencing with the close of trading on the second Trading Day following the date upon which the Company’s financial results for the prior fiscal quarter is released to the public and closing on the last day of the last month of each fiscal quarter.

Furthermore, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of the ADSs and the sale of ordinary shares issued upon exercise of stock options, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by officers, directors and employees designated by the Company from time to time must be pre-approved by the Compliance Officer (other than pursuant to a pre-approved Trading Plan in compliance with Rule 10b5-1). A pre-clearance request shall be submitted to the Compliance Officer at least five business days in advance of the proposed transaction. If the Compliance Officer is the requester, his/her pre-clearance request shall be submitted to the Company’s Chief Executive Officer or his delegate for approval. The person requesting pre-clearance will be asked to certify that he or she is not in possession of Material Insider Information. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. Approval for transactions of the Company’s securities will generally be granted only during a Trading Window and the transaction may only be performed during the Trading Window in which the approval is granted and in any event within two business days from the date of approval.

If the Company’s earnings statement for a fiscal quarter or fiscal year is released on a Trading Day more than four hours before Nasdaq closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all Insiders should strictly comply with all other policies set forth in this Statement. Further, no director, officer or other employee, however, may buy or sell Company securities, even during the quarterly window periods, if he or she is in possession of Material Insider Information or has been notified by the Company of the imposition of a limited trading period.

When in doubt, do not trade! Check with the Compliance Officer first.

D. No Tipping - No Insider shall directly or indirectly disclose any Material Insider Information to anyone who trades in securities (so-called “tipping”), and no Insider may make buy or sell recommendations on the basis of Material Insider Information.

E. Confidentiality - No Insider shall communicate any Material Insider Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

F. No Comment - No Insider shall discuss any internal matters or developments of the Company with anyone outside of the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you should decline to comment and direct the inquiry or request to the Compliance Officer.

G. Transactions by Family Members - This Policy also applies to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (such as relatives who consult with you before they trade in the Company’s securities). You are responsible for the transactions of these other persons, and, therefore, you should make them aware of the need to confer with you before they trade in the Company’s securities.

H. Transactions by Entities that You Influence or Control - This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts, and transactions by these controlled entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

I. “Twenty-Twenty Hindsight” - Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight after the occurrence of a negative event.

J. Corrective Action - If any potentially Material Insider Information is inadvertently disclosed, any Insider should notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

K. No Short Sales, Hedging or Speculative Transactions - No Insider, whether or not he or she possesses Material Insider Information, may trade in options, warrants, puts and calls or similar instruments on the Company’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery). Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its stockholders or otherwise give the appearance of impropriety. No Insider may engage in any transactions (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

L. Margin Accounts and Pledges - Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if an Insider purchases securities on margin or pledges them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when the Insider is aware of Material Insider Information or otherwise are not permitted to trade in the Company’s securities. The sale, even though not initiated at the Insider’s request, is still a sale for the Insider’s benefit and may subject the Insider to liability under the insider trading rules if made at a time when the Insider is aware of Material Insider Information. Similar cautions apply to a bank or other loans for which the Insider has pledged stock as collateral.

Therefore, no Insider, whether or not in possession of Material Insider Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan, without first obtaining pre-clearance. Request for approval must be submitted to the Compliance Officer (or his/her designee) at least two weeks prior to the execution of the relevant documents. The Compliance Officer is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the securities being pledged represent of the total number of the Company’s securities held by the person making the request and the financial capacity of the person making the request. Notwithstanding the pre-clearance of any request, the Company assumes no liability for the consequences of any transaction made pursuant to such request.

M. Policy Effective Time - For all Insiders, this Policy continues in effect until the opening of the first Trading Window after termination of employment or other relationship with the Company, except that the pre-approval requirements set forth herein continue to apply to directors and officers of the Company for six months after the termination of their status as a director or officer.

N. Legal Effect of this Policy - The Company’s Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

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III.

EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of securities while in possession of “material” and “non-public” information relating to such securities. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the United States federal securities law. “Purchase” includes not only the actual purchase of securities, but any contract to purchase or otherwise acquire securities. “Sale” includes not only the actual sale of securities, but any contract to sell or otherwise dispose of securities. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to the securities. It is generally understood that insider trading includes the following:

• Trading by Insiders while in possession of Material Insider Information;

• Trading by persons other than Insiders while in possession of Material Insider Information where the information either was given in breach of an Insider’s fiduciary duty to keep it confidential or was misappropriated; or

• Communicating or tipping Material Insider Information to others, including recommending the purchase or sale of the securities while in possession of such information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if it could reasonably be expected to affect the decision of a reasonable investor to buy, sell or hold the Company’s securities or where the fact is likely to have a significant effect on the market price of the Company’s securities. Material Insider Information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of securities, debt or equity.

Examples of Material Insider Information include (but are not limited to) information concerning:

• dividends;

• corporate earnings or earnings forecasts;

• changes in financial condition or asset value;

• negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

• significant new contracts or the loss of a significant contract;

• significant new products or services;

• significant marketing plans or changes in such plans;

• capital investment plans or changes in such plans;

• material litigation, administrative action or governmental investigations or inquiries about the Company or any of its affiliated companies, officers or directors;

• significant borrowings or financings;

• defaults on borrowings;

• new equity or debt offerings;

• significant personnel changes;

• changes in accounting methods and write-offs; and

• any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade. One convenient rule of thumb in making this determination is to ask yourself, “Would the person on the other side of this transaction still want to complete the trade at this price if he or she knew what I know about the Company?” If the answer is “no,” you probably possess Material Insider Information.

What is Non-public?

Information is “non-public” if it has not been disclosed in a manner that allows it to be widely disseminated. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors and confirmed by a reasonably reliable source. Wide dissemination generally occurs through a press release or in the Company’s filing with the United States Security and Exchange Commission (the “SEC”), or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, or United Press International. Reasonable confirmation generally includes confirmation by officers, directors and employees who have been authorized by the Company to speak on its behalf. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

Insiders include all officers, directors, employees, consultants and advisors (e.g. accountants, attorneys, investment bankers and consultants) of the Company and its subsidiaries or consolidated entities or any other person or entity (a) over which an individual mentioned above exercises influence or control of its investment decisions, or (b) which effects a transaction in the Company’s securities, which securities are in fact beneficially owned by any of the individuals mentioned above. Insiders have independent fiduciary duties to their company and its stockholders not to trade on Material Insider Information relating to the company’s securities. In addition, family members and friends of Insiders who receive Material Insider Information about the Company may also fall under the definition of Insiders of the Company.

It should be noted that trading by an Insider’s family members can be the responsibility of such Insider under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders are also prohibited from disclosing Material Insider Information, or making a recommendation or expressing an opinion regarding the Company’s securities based on such information, to others who might use the information to trade in the Company’s securities. Both the Insider who communicated the Material Insider Information and the person who receives and uses such information (the “Tippee”) may be liable under the United States federal securities law.

Persons other than Insiders also can be liable for insider trading, including Tippees who trade on Material Insider Information tipped to them or individuals who trade on Material Insider Information which has been misappropriated. Tippees inherit an Insider’s duties and are liable for trading on Material Insider Information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of their Tippees, so are Tippees who pass the information along to others who trade. In other words, a Tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain Material Insider Information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping Material Insider Information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the United States federal securities law include:

• SEC administrative sanctions;

• securities industry self-regulatory organization sanctions;

• civil injunctions;

• damage awards to private plaintiffs;

• disgorgement of all profits;

• civil fines for the violator of up to three times the amount of profit gained or loss avoided;

• civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;

• criminal fines for individual violators of up to US$1,000,000 (US$2,500,000 for an entity); and

• jail sentences of up to 10 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the United States federal securities law: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the United States Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated upon the occurrence of insider trading.

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Exhibit A

CERTIFICATION OF COMPLIANCE

TO: Compliance Officer

FROM: ______________________________

RE: JIAYIN GROUP inc. STATEMENT OF POLICIES OF GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING

I have received, reviewed, and understand the above-referenced Statement of Policies (the “Policy”) and hereby undertake, as a condition to my present and continued employment at or association with Jiayin Group Inc., to comply fully with the Policy.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with Jiayin Group Inc.

I agree to adhere to the Policy in the future.

______________________________
Name:

Title:

______________________________

Date:

Exhibit B

REQUIREMENTS FOR TRADING PLANS

For transactions under a Trading Plan to be exempt from (A) the prohibitions in the Policy with respect to transactions made while aware of Material Insider Information and (B) the pre-clearance procedures and blackout periods established under the Policy, the Trading Plan must comply with the affirmative defense set forth in Rule 10b5‑1 under the U.S. Securities Exchange Act of 1934, as amended, and must meet the following requirements:

1.
The Trading Plan must be in writing and signed by the person adopting the Trading Plan.
2.
The Trading Plan must be adopted at a time when:
a.
the person adopting the Trading Plan is not aware of any Material Insider Information; and
b.
there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.
The Trading Plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated Trading Plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before the Company announces Material Insider Information, and the investing public and media may not understand the nuances of trading pursuant to a Trading Plan. This could result in negative publicity for the Company if the SEC or Nasdaq were to investigate these trades.
4.
The Trading Plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5‑1, and the person adopting the Trading Plan must act in good faith with respect to such Trading Plan.
5.
The individual adopting the Trading Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Trading Plan and must agree not to enter into any such transaction while the Trading Plan is in effect.
6.
The Trading Plan shall be subject to an applicable cooling-off period (the “Applicable Cooling-off Period”):
a.
If the person adopting the Trading Plan is a director or officer of the Company, the first trade under the Trading Plan may not occur until after the later of (a) 90 calendar days after adoption of the Trading Plan and (b) two business days following the disclosure of the Company’s financial results in (i) a Form 6-K for the completed fiscal quarter in which the

Trading Plan is adopted, in case the Trading Plan is adopted in the first, second or third quarter of a calendar year and (ii) a Form 20-F for the year in which the Trading Plan is adopted, in case the Trading Plan is adopted in the fourth quarter of a calendar year (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the Trading Plan); or
b.
If the person adopting the Trading Plan is not a director or officer of the Company, the first trade under the Trading Plan may not occur until after 30 calendar days after the adoption of the Trading Plan.
7.
If the person adopting the Trading Plan is a director or officer of the Company, such director or officer must include a representation in the Trading Plan certifying that, on the date of adoption of the plan:
a.
The individual director or officer is not aware of any Material Insider Information about the security underlying the plan or the Company; and
b.
The individual director or officer is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the U.S. Securities Exchange Act of 1934, as amended.
8.
The Trading Plan must have a minimum term of one year (starting from when trades may first occur in accordance with these requirements).
9.
Regarding modifications:
a.
The Trading Plan may only be modified when the person modifying the Trading Plan is not aware of Material Insider Information.
b.
The Trading Plan may only be modified when there is no quarterly, special or other blackout in effect with respect to the person modifying the plan.
c.
The first trade under the modified Trading Plan may not occur until after the expiration of the Applicable Cooling-off Period. The existing plan would remain in effect until the modified plan comes into effect.
d.
The modified Trading Plan must have a minimum duration of one year from the time when trades may first occur under the modified plan in accordance with these requirements.
10.
The person adopting the Trading Plan shall not have any other Trading Plan outstanding, except as permitted under Rule 10b5-1(c)(1)(ii)(D).
11.
Within the one year preceding the modification or adoption of a Trading Plan, a person may not have otherwise modified or adopted a plan more than once.

12.
If the person that adopted the Trading Plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the later of (a) the commencement of the next Trading Window and (b) 30 calendar days after termination.
13.
The Company must be promptly notified of any modification or termination of the Trading Plan, including any suspension of trading under the plan.
14.
The Company must have authority to require the suspension or cancellation of the Trading Plan at any time.
15.
The person adopting the Trading Plan must not exercise any subsequent influence over how, when or whether the purchases or sales are made. If the Trading Plan grants discretion to a broker or other person with respect to the execution of trades under the plan:
a.
trades made under the Trading Plan must be executed by someone other than the broker or other person that executes trades in other securities for the person adopting the Trading Plan;
b.
the person adopting the Trading Plan may not confer with the person administering the Trading Plan regarding the Company or its securities; and
c.
the person administering the Trading Plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
16.
All transactions under the Trading Plan must be in accordance with applicable law.
17.
The Trading Plan (including any modified Trading Plan) must meet such other requirements as the Compliance Officer may determine.
18.
The Trading Plan must be submitted to the Company’s Compliance Officer with an executed certificate stating that the Trading Plan complies with Rule 10b5-1 and the criteria set forth above.